EXHIBIT 12
                                                                      ----------

                          BORG WARNER AUTOMOTIVE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)

                                                                   FIXED CHARGES
                                        EARNINGS                 (INTEREST EXPENSE
                                    (EARNINGS BEFORE               EXCLUDING THE
                                  CUMULATIVE EFFECT OF              BENEFIT OF
                                   ACCOUNTING CHANGE           CAPITALIZED INTEREST
                              INCREASED BY FIXED CHARGES,       INCLUDING ONE-THIRD
                                  CAPITALIZED INTEREST          OF RENTAL EXPENSE --
                                  AMORTIZATION EXPENSE          APPROXIMATE PORTION       RATIO OF EARNINGS
                                   AND INCOME TAXES)          REPRESENTING INTEREST)       TO FIXED CHARGES
                              ---------------------------     ------------------------   -------------------

     1993.................            $  77.7                       $  19.9                      3.9

     1994.................            $ 124.0                       $  15.6                      7.9

     1995.................            $ 130.8                       $  18.6                      7.0

     1996.................            $  82.0                       $  26.2                      3.1

     1997.................            $ 189.9                       $  30.8                      6.2

Six months:

     1997.................            $  98.4                       $  15.3                      6.4

     1998.................            $  82.5                       $  15.8                      5.2